UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 17, 2019 (September 16, 2019)

RREEF Property Trust, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or other jurisdiction of incorporation)	000-55778 (Commission File Number)	45-4478978 (I.R.S. Employer Identification No.)

345 Park Avenue, 26th Floor, New York, NY 10154
(Address of principal executive offices, including zip code)

(212) 454-6260
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement

RREEF America L.L.C. (“RREEF America”), the advisor and sponsor of RREEF Property Trust, Inc. (the “Company”), entered into a purchase and sale agreement (the “Purchase Agreement”) with 4101 Roswell Road (Marietta), LLC, a Delaware limited liability company (the “Seller”). The Seller is not affiliated with the Company, RREEF America or any of their respective affiliates. On September 16, 2019, pursuant to the Assignment and Assumption of Purchase and Sale Agreement and Joint Escrow Instructions by and between RREEF America and RPT Providence Square, LLC (the “Buyer Entity”), a Delaware limited liability company and an indirect wholly-owned subsidiary of the Company, RREEF America assigned its right, title and interest in and to the Purchase Agreement to the Company, through the Buyer Entity.

The information discussed under Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.01    Completion of Acquisition or Disposition of Assets

On September 16, 2019 (the “Closing Date”), pursuant to the terms of the Purchase Agreement, the Company completed the purchase of Providence Square, a home improvement anchored community center with a grocery component located in Marietta, Georgia (the “Property”) for a gross purchase price of $54.85 million, exclusive of closing costs.

The Property contains 222,805 square feet comprised of five single- and multi-tenant retail buildings including one single-tenant retail building totaling 5,779 square feet subject to a ground lease. The Property is located in Atlanta’s North Cobb County submarket at the southwest corner of Roswell Road and Johnson Ferry Road, with over 1,500 linear feet of frontage off Roswell Road with three separate points of ingress and egress, and one additional point of ingress and egress off Providence Road. As of the purchase date, the Property was 100% occupied with 26 tenants with a weighted average remaining lease term of 6.4 years. The Property’s anchor tenants are Home Deport, TJ Maxx/HomeGoods, and Sprout’s.

The Company has engaged Jones Lang LaSalle Americas, Inc. as the property manager for the Property.

Item 2.03    Creation of a Direct Financial Obligation

The Company funded the equity portion of the acquisition with cash on hand and a borrowing of $18.3 million from the Company’s existing line of credit with Wells Fargo Bank utilizing available borrowing capacity from previously owned properties.

In connection with the acquisition, on the Closing Date, the Buyer Entity, as borrower, entered into a secured promissory note, loan agreement and deed to secure debt and security agreement, providing for a $29.7 million, non-recourse loan (the “Loan”) from Nationwide Life Insurance Company (“Nationwide”), which is not affiliated with the Company or any of the Company’s affiliates. The Loan is secured by the Property. Also in connection with the Loan, the Buyer Entity executed an environmental indemnity agreement (the “Indemnity”) to and for the benefit of Nationwide, which provides for certain indemnifications if the use of the Property is not in material compliance with current Environmental Laws (as defined in the Indemnity).

The interest rate for the Loan is fixed at 3.67% with interest-only payments for the entire ten year term. The maturity date of the Loan is October 5, 2029 with no extension options. The Loan permits voluntary prepayment of the full amount of the Loan subject to payment of the applicable prepayment premium, which is equal to (a) the greater of a yield maintenance calculation or 1% of the principal balance for prepayments occurring during the first seven years of the term, (b) 2% of the principal balance for prepayments occurring during the eighth year of the term, or (c) 1% of the principal balance for prepayments occurring during the ninth year of the term. The Loan can be prepaid at par during the tenth year of the term. Additionally, the Loan contains a one-time option to be assumed by a new borrower subject to satisfaction, in Nationwide’s sole discretion, of specified conditions and payment of a fee equal to 1.0% of the outstanding balance of the Loan.

Fees

The Buyer Entity paid loan financing costs of approximately $285,000, comprised of lender fees, legal costs, taxes, and other customary closing costs.

Item 7.01    Regulation FD Disclosure

On September 17, 2019, the Company issued a press release announcing the acquisition of the Property. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and such exhibit is incorporated by reference herein.
The information provided in this Item 7.01, including Exhibit 99.1, is being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Item 9.01    Financial Statements and Exhibits

(a) Financial Statements of Property Acquired

Since it is impracticable to provide the required financial statements for the acquisition of the Property at the time of filing, and no financial statements (audited or unaudited) are available at this time, the Company hereby confirms that the required financial statements will be filed on or before November 29, 2019, which date is within the period allowed to file such an amendment.

(b) Pro Forma Financial Information

See paragraph (a) above.

(d) Exhibits

The exhibit filed as part of this Current Report on Form 8-K is identified in the Exhibit Index immediately following the signature page of this report. Such Exhibit Index is incorporated herein by reference.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RREEF Property Trust, Inc.
By:	/s/ Eric Russell
Name:	Eric Russell
Title:	Chief Financial Officer

Date: September 17, 2019

Exhibit No.	Description
99.1	Press Release dated September 17, 2019.